Exhibit 5.1

Trend Micro Incorporated

Shinjuku MAYNDS Tower, 33F

1-1, Yoyogi 2-chome

Shibuya-ku, Tokyo 151-0053, Japan

24 August 2005

RE: TREND MICRO INCORPORATED INCENTIVE PLAN

Dear Sirs:

We have acted as legal advisors as to matters of Japanese law to Trend Micro Incorporated (the “Company”) in connection with its registration statement on Form S-8 (the “Registration Statement”) to register under the United States Securities Act of 1933, as amended (the “Securities Act”), 1,071,000 shares of the common stock of the Company (the “Shares”), issuable pursuant to the “TREND MICRO INCORPORATED 15th INCENTIVE PLAN” (the “Plan”), plus such indeterminate number of additional Shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions.

We have examined:

a.	“TREND MICRO INCORPORATED 15th INCENTIVE PLAN”;

b.	The Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company, each as amended;

c.	A certified copy of the commercial register of the Company;

d.	Certified copies of the minutes of the ordinary general meeting of shareholders of the Company dated March 25, 2005 and certified copies of the minutes of the meeting of the Bord of Directors of the Company dated July 14, 2005, with respect to the approval of the issuance of the stock acquisition rights and the granting of the rights under the Plan, etc; and

e.	The Company’s draft Registration Statement to be filed with the SEC in connection with issuance of Shares pursuant to the Plan.

We have also examined such certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates and statements of appropriate representatives of the Company.

In such examination, we have assumed that the above documents were, where appropriate, executed in the form of the copies examined by us.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Japan. This opinion is to be governed by and construed in accordance with the laws of Japan and is limited to and is given on the basis of the current law and practice in Japan.

Having regard to all such documents and to the laws of Japan presently in force, to the extent that they are applicable, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1	The Company has been incorporated and is validly existing as a joint stock company under the laws of Japan; and

2	The Shares deliverable pursuant to the Plan have been duly authorized by the Company and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement.

Yours faithfully,

Linklaters,

By:	/s/ MITSUHIRO YASUDA
Mitsuhiro Yasuda

By:	/s/ MASATO YAMANAKA
Masato Yamanaka

By:	/s/ HAJIME SAITO
Hajime Saito